Exhibit 99.1

Exicure, Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement

CHICAGO, IL. – July 20, 2022 - Exicure, Inc. (Nasdaq: XCUR), an early-stage biotechnology company focused on the development of next generation nucleic acid therapies targeting RNA to address both genetic and non-genetic neurological disorders and hair loss disorders, today announced that, on July 19, 2022, it received a letter from the Office of General Counsel of The Nasdaq Stock Market LLC informing it that Nasdaq has confirmed that the Company has regained compliance with the $1.00 per share minimum bid price requirement pursuant to Nasdaq Listing Rule 5450(a)(1) and that the Company is in compliance with all applicable listing standards. Accordingly, the scheduled hearing before the Nasdaq Hearings Panel has been cancelled and the Company’s Common Stock will continue to be listed and traded on The Nasdaq Capital Market.

About Exicure

Exicure, Inc. is an early-stage biotechnology company developing nucleic acid therapies targeting ribonucleic acid against validated targets to neurological disorders and hair loss. The team includes a diverse scientific group with expertise in nucleic acid chemistry, drug development and neuroscience. Headquartered in Chicago, Illinois, the Company conducts its discovery and development efforts in-house with a dedicated 30,000 square foot facility, including rapid and automated high throughput nucleic acid synthesis and screening. For further information, see www.exicuretx.com.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macdougall.bio

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